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                                                                     Exhibit 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                 AMERICAN REAL ESTATE INVESTMENT CORPORATION
                            (a Maryland corporation)

                                    ARTICLE I

                                  INCORPORATOR

            The undersigned, Evan Zucker, whose address is 1777 South Harrison Street, Suite 312, Denver, Colorado 80210, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

            The name of the corporation is AMERICAN REAL ESTATE INVESTMENT CORPORATION (the "Corporation").

                                   ARTICLE III

                                     PURPOSE

            The purpose of the Corporation is to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust as defined in Sections 856 through 860 of the Code.


                                   ARTICLE IV

               PRINCIPAL OFFICE IN THE STATE AND RESIDENT AGENT

            The post office address and principal office of the Corporation in the State of Maryland is The Prentice-Hall Corportion System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Prentice-Hall

            Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

                                    ARTICLE V

                                      STOCK

            A. Classes and Number of Shares.

            The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Sixty Five Million (65,000,000) shares, consisting of (i) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), (ii) Thirty Million (30,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and (iii) Thirty Million (30,000,000) shares of excess stock, par value $0.001 per share (the "Excess Stock"). The aggregate par value of all shares of stock having par value is $110,000. Unless otherwise required by law or these Articles, approval of stockholders is not required for the issuance of shares.

            B. Preferred Stock.

            The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to classify or reclassify any unissued shares of Preferred Stock by setting or changing the preference, conversion or other rights and conditions, voting rights, preferences before dividends are set apart for or paid to the holders of another class of stock, rates, amount, times of payment, restrictions and limitations as to dividends or other distributions, whether cumulative, cumulative to a limited extent or non-cumulative, preferences, if any, over another class as to its distributive share of the assets on voluntary or involuntary liquidation and the amount of the preferences, qualifications or terms or conditions of redemption of such Preferred Stock or any series thereof, and any other preferences, rights, restrictions, including restrictions on transferability, and qualifications not inconsistent with law, and to fix the number of shares of any series of Preferred Stock, and the designation of any such series of Preferred Stock, provided that all such Preferred Stock shall have a par value of $0.01 per share. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. Before issuing any stock pursuant to the foregoing, the board shall file Articles Supplementary for record with the Maryland State Department of Assessment and Taxation pursuant to Section 2-208 of the Maryland General Corporation Law.

            C. Common Stock.

            (1) Common Stock Subject to Terms of Preferred Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

            (2) Dividend Rights. The holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

            (3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of the Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock and Excess Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Stock, as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding.

            (4) Voting Rights. Except as may be provided in these Articles or in Articles Supplementary, the holders of shares of the Common Stock shall have the exclusive right to vote on all matters (for which a common stockholder shall be entitled to vote thereon) at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting.

            D. Restrictions on Transfer.

            (1) Definitions. The following terms, used in this Article V and elsewhere in these Articles, shall have the following meanings:

                  "American Real Estate Investment, L.P. Agreement" shall mean the agreement of limited partnership establishing American Real Estate Investment, L.P., a Delaware Limited Partnership.

                  "Articles Supplementary" shall mean any Articles Supplementary filed pursuant to Article V, Section B of these Articles.

                  "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the


                                      -3-
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application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code; except that such Person shall be treated as having exercised any option or any other right to acquire Equity Stock if such exercise would result in any increase in such person's ownership percentage in the Corporation, whether or not such option or other right is to be deemed exercised under
Section 544 of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "Bylaws" shall mean the Bylaws of the Corporation.

                  "Capital Stock" shall mean stock that is Common Stock, Excess Stock or Preferred Stock.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Constructive Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

                  "Equity Stock" shall mean stock that is either Common Stock or Preferred Stock.

                  "Existing Holder" shall mean Evan Zucker, Barbara Zucker, Brian Zucker, Marshall Zucker, James Mulvihill, Gail Mulvihill, Heather Mulvihill, Andrew Mulvihill, Gene Mulvihill, Jr., Chris Mulvihill, and Rosalind Davidowitz.

                  "Existing Holder Limit" shall mean, initially, the greater of the Ownership Limit and the percentage of the value of the outstanding Common Stock Beneficially Owned by each Existing Holder immediately after the Initial Public Offering, and after any adjustment pursuant to subparagraph D(9) of this
Article IV, shall mean such percentage of the outstanding Equity Stock as so adjusted.

                  "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's (or its predecessor's) registration statement for such Common Stock filed under the Securities Act of 1933, as amended, and declared effective on November 3, 1993.

                  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange or, if the Equity Stock is not listed or admitted to trading on the American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Company. "Trading Day" shall mean a day on which the principal national securities exchange on which the Equity Stock is listed or admitted to trading is open for the transaction of business or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "MGCL" shall mean the Maryland General Corporation Law as amended from time to time.

                  "Ownership Limit" shall initially mean 4.75% of the value of the outstanding Equity Stock of the Corporation, and after any adjustment as set forth in subparagraph D(10) of this Article IV, shall mean such greater percentage (but not more than 4.75%) of the value of the outstanding Equity Stock as so adjusted.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code) other than a Qualified Trust whose Equity Stock is treated, for purposes of Section 542(a)(2) as not being held by such Qualified Trust but as being held by such Qualified Trust's beneficiaries in proportion to their actuarial interests therein, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association,


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private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock if such Transfer had been valid under subparagraph D(2) of this
Article V.

                  "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Equity Stock if such Transfer had been valid under subparagraph D(2) of this
Article V.

                  "Qualified Trust" shall mean any trust described under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.

                  "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

                  "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Corporation determine that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Rights" shall mean the rights granted under the American Real Estate Investment, L.P. Agreement to the limited partners, to acquire Common Stock.

                  "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Equity Stock, (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

                  "Trust" shall mean the trust created pursuant to subparagraph E(1) of this Article V.

                  "Trustee" shall mean the Corporation, acting as trustee for the Trust or any successor trustee appointed by the Corporation.

                  "Voting Stock" shall mean the outstanding shares

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of Capital Stock of the Corporation entitled to vote generally in the election of directors.

                  "Whole Board" shall mean the total number of Directors which the Corporation would have if there were no vacancies.

            (2) Restriction on Transfers.

                  (a) Except as provided in subparagraph D(9) of this Article V, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Existing Holder Limit for such Existing Holder.

                  (b) Except as provided in subparagraph D(9) of this Article V, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                  (c) Except as provided in subparagraph D(9) of this Article V, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning or Constructively Owning Common Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such excess shares of Equity Stock.

                  (d) Except as provided in subparagraph D(9) of this Article V, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                  (e) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

            (3)  Exchange For Excess Stock.

                  (a) If, notwithstanding the other provisions contained in this
Article V, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit or Existing Holder Limit, then, except as otherwise provided in subparagraph D(9), such shares of Equity Stock in excess of the Ownership Limit or Existing Holder Limit (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

                  (b) If, notwithstanding the other provisions contained in this
Article V, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Corporation to be "closely held" within the meaning of
Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

            (4) Remedies For Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of subparagraph D(2) of this Article V or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of subparagraph D(2) of this Article V, the Board of Directors or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs D(2)(a)-(c) and
(e) of this Article V shall be void ab initio and automatically result in the exchange described in subparagraph D(3), irrespective of any action (or non-action) by the Board of Directors or its designees.

            (5) Notice of Restricted Transfer. Any person who acquires or attempts to acquire shares of Equity Stock in violation of subparagraph D(2) of this Article V, or any Person who is a transferee such that Excess Stock results under subparagraph D(3) of this Article V, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

            (6) Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

                  (a) every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned, or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and Existing Holder Limit.

                  (b) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and Existing Holder Limit.

            (7) Remedies Not Limited. Nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit and Existing Holder Limit.

            (8) Ambiguity. In the case of an ambiguity in the application of any of the provisions of subparagraph D of this Article V, including any definition contained in subparagraph D(1), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph D with respect to any situation based on the facts known to it.

            (9) Exception. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraphs D(2)(d) and subparagraph D(2)(e) will not be violated, may exempt a Person from the Ownership Limit or Existing Holder Limit if such Person is not an individual for purposes of
Section 542(a)(2) of the Code or is an underwriter which participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Equity Stock will violate the Ownership Limit or Existing Holder Limit and agrees that any violation or attempted violation will result in such Equity Stock being exchanged for Excess Stock in accordance with subparagraph D(3) of this Article V.

            (10) Modifications of Existing Holding Limits. The Existing Holder Limit shall be modified as follows:

                  (a) Subject to the limitations contained in subparagraph D(12), the Board of Directors may grant stock options which result in Beneficial Ownership or Constructive Ownership of Equity Stock by an Existing Holder pursuant to a stock option plan approved by the stockholders of the Corporation. Any such grant of stock options shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under subparagraph D(12) to permit the Beneficial Ownership or Constructive Ownership of the Shares of Equity Stock issuable upon exercise of such stock options.

                  (b) The Board of Directors may reduce the Existing Holder Limit for any Existing Holder, with the written consent of such Existing Holder, after any Transfer permitted in this subparagraph D by such Existing Holder to a Person other than an Existing Holder or after the lapse (without exercise) of a stock option described in subparagraph D(10)(a).

            (11) Modification of Ownership Limit.


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                  Subject to the limitations contained in subparagraph D(12), the Board of Directors may from time to time increase the Ownership Limit.

            (12) Limitations on Modifications.

                  (a) Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of Equity Stock (including all of the then Existing Holders) could (assuming ownership of shares by all Persons other than Existing Holders equal to the Ownership Limit) Beneficially Own, in the aggregate, more than 50% of the outstanding Equity Stock.

                  (b) Prior to any modifications of any Existing Holder Limit or Ownership Limit, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  (c) No Existing Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

                  (d) The Ownership Limit may not be increased to a percentage that is greater than 9.8%.

            (13) Legend. Each certificate for Equity Stock shall bear the following legend:

            "The shares of Common Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 4.75% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the value of the outstanding Equity Stock of the Corporation unless such Person is an Existing Holder (in which case the Existing Holder Limit shall be applicable); or (2) Beneficially Own Equity Stock which would result in the Corporation being "closely held" under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above Limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically exchanged for shares of Excess Stock which will be held in trust by the Corporation."

            (14) Severability. If any provision of this Article V or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

            E. Excess Stock.

                  (1) Ownership In Trust. Upon any purported Transfer that results in Excess Stock pursuant to subparagraph D(3) of this Article V, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph E(5). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph E(5) of this Article V. The purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph E(5).

                  (2) Dividend Rights. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Equity Stock have been exchanged for Excess Stock shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock.

                  (3) Rights Upon Liquidation. Subject to the preferential rights of any Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph B of this Article V, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall


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

have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

                  (4) Voting Rights. The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by the MGCL).

                  (5) Restrictions On Transfer; Designation of Beneficiary.

                        (a) Excess Stock shall not be transferrable. The Purported Record Transferee may freely designate a Beneficiary of its interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Trust designated by the Purported Record Transferee as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph E(6) of this Article V.

                        (b) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph E(5)
(a) of this Article V, such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Trust to pay, such excess to the Corporation.

                  (6) Purchase Right in Excess Stock. Shares of


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

Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer pursuant to subparagraph D(5) of this
Article V.

            F. Issuance of Rights to Purchase Securities and other Property.

            Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options, and warrants for the purchase of shares of capital stock of the Corporation, other securities of the Corporation, or shares or other securities of any successor in interest of the Corporation (a "Successor"), at such time, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation, other securities of the Corporation, or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the MGCL, other applicable laws and these Articles.

                                   ARTICLE VI

                   INDEMNIFICATION AND ADVANCE FOR EXPENSES

            To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall have the power to obligate itself to indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director, officer, employee, or agent of the Corporation, or (ii) any individual who, while a director, officer, employee or agent of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust,


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

employee benefit plan, or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                                   ARTICLE VII

                             LIMITATION OF LIABILITY

            To the maximum extent permitted by Maryland law in effect from time to time, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Articles of Incorporation or Bylaws of the Corporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. This Article shall not include any provision that restricts or limits the liability of its directors or officers to the Corporation or its stockholders:

                  (1) To the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received;

                  (2) To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or

                  (3) With respect to any action described in subsection (b) of
Section 5-349 of Title 5 of the Courts and Judicial Proceedings Article of the laws of the State of Maryland.

                                  ARTICLE VIII

                               BOARD OF DIRECTORS


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

            Section 1. Number. The number of Directors of the Corporation initially shall be five (5), which number may be altered pursuant to a resolution adopted by a majority of the Whole Board within such limits as are specified in the Bylaws of the Corporation. The names of the Directors who shall serve effective immediately and until their successors are duly elected and qualified, as hereinafter provided, are:

                  Michael Rotchford       (First Class)
                  Hord Hardin, III        (First Class)
                  James Mulvihill         (Second Class)
                  Evan Zucker             (Second Class)
                  J. Christopher O'Keeffe (Third Class)

            Section 2. Staggered Board. The board of directors shall be divided into three classes, as nearly equal in number as possible. The First Class of Directors (as identified above) shall serve until the annual meeting of the stockholders held in 1995 for a term of three years. The Second Class of Directors (as identified above) shall serve until the annual meeting of the stockholders held in 1996 for a term of three years. The Third Class of Directors shall serve until the annual meeting of the stockholders held in 1997 for a term of three years. Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office of three years and until the election and qualification of their successors. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of Directors in each class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of Directors in any two classes shall not exceed one.

            Section 3. Vacancies. Any vacancies in the Board of Directors resulting from any cause (except for an increase in the number of Directors) may be filled by a majority of the remaining Directors then in office, although less than a quorum. Any vacancy resulting from an increase in the number of directors may be filled by majority vote of the Whole Board. A Director elected by the Board of Directors to fill a vacancy resulting from any cause shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he shall have been elected expires and until such director's successor shall have been duly elected and qualified.

            Section 4. Removal. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at


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

least 75% of the then outstanding voting stock voting together as a single class. No decrease in the number of authorized Directors constituting the Whole Board shall shorten the terms of any incumbent director.

                                   ARTICLE XI

                              STOCKHOLDERS MEETINGS

            Special meetings of stockholders of the Corporation may be called only by the president of the Corporation, pursuant to a resolution adopted by a majority of the Whole Board, or, subject to the Maryland General Corporation Law, upon the written request of the holders of shares entitled to cast not less than 25% of all the votes entitled to be cast at the meeting.

                                   ARTICLE XII

                               AMENDMENT TO BYLAWS

            The Directors of the Corporation shall have the power to adopt, amend, alter, change, repeal or add to the Bylaws of the Corporation by the affirmative vote of a majority of the Whole Board. The affirmative vote of the holders of at least 75% of the voting power of all of the shares of stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter, change, repeal, or add to any of the Bylaws of the Corporation.

                                  ARTICLE XIII

                              AMENDMENT TO ARTICLES

            The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. Any amendment to the Charter of the Corporation shall be valid only if such amendment shall have been approved by the affirmative vote of a majority of all the votes entitled to be cast on that matter. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

            The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment to the

Charter of the Corporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this Article XIII.

                                   ARTICLE XIV

                   STOCKHOLDER VOTE ON EXTRAORDINARY ACTIONS

            Except as otherwise herein specifically provided and except for the election of Directors, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on that matter.

                                   ARTICLE XV

                                PREEMPTIVE RIGHTS

            No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

            IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 8th day of August, 1994.

                                          /s/ Evan Zucker
                                          Evan Zucker,
                                          President
                                          1777 South Harrison Street
                                          Suite 312
                                          Denver, Colorado 80210



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